Exhibit 10.5

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was

Filed Separately With The Securities And Exchange Commission.

AMENDMENT NO. 2 TO RESIDUAL PURCHASE AGREEMENT

This Amendment No. 2 to Residual Purchase Agreement (this “Amendment”), dated June 30, 2011 (“Effective Date”), is between Calpian, Inc., a Texas corporation (“Purchaser”), and First Alliance Payment Processing, Inc., a Delaware corporation (“Seller”), and amends that certain Residual Purchase Agreement (the “Agreement”) dated January 7, 2011, as previously amended, between Purchaser and Seller. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

For the sum of $20,000, payable by Purchaser upon execution by both parties of this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree that the Agreement is amended as follows:

1.	Section 1.6(e) of the Agreement is hereby amended to read in its entirety as follows:

[* * *]

2.	Section 1.7 of the Agreement is hereby amended to read in its entirety as follows:

1.7 Stock Pledge. As security for performance of Seller’s [* * *] and other obligations hereunder, Seller does hereby grant Purchaser a security interest in and to the Shares. Seller shall execute and deliver a stock pledge agreement in a mutually acceptable form with respect to the security interest granted hereunder (the “Stock Pledge Agreement”), pursuant to which Purchaser shall retain possession of the certificates representing the Shares. In addition, Seller shall execute and deliver the Subscription Agreement and the Lockup Agreement (as defined below). Provided that Seller complies with all of its obligations hereunder, including without limitation [* * *] made by Seller, the security interest shall terminate on the date that is thirty-six (36) months following the Closing and the certificates representing the Shares shall be released to Seller at that time. Purchaser agrees and acknowledges that it will not impose any restrictions on transfer with respect to any stock issued to Seller under this Agreement other than under the Stock Pledge Agreement, the Subscription Agreement and the Lockup Agreement (if applicable) or under applicable Federal or state securities laws.

3.	The introductory paragraph of Article III of the Agreement is hereby amended to read in its entirety as follows:

Seller hereby covenants at all times, during the period commencing on the Effective Date and ending on the earlier of thirty-six months thereafter or the termination of the Services Agreement (as defined below) (or such different period if specifically set forth below), to do the following:

4.	Paragraphs 1 and 2 of Exhibit G of the Agreement are hereby amended to read in their entirety as follows:

[* * *]

4. In paragraph 1 of Exhibit E, “Lockup Agreement” is to be amended as follows: the “two (2) is to be deleted and replaced in its entirety by “three (3)”.

5.	The remainder of the Agreement shall remain unaffected by this Amendment.

Executed to be effective as of the Effective Date set forth above.

SELLER:

First Alliance Payment Processing, Inc.

By:	/s/ Sandor Krizsan
Sandor Krizsan

PURCHASER:

Calpian, Inc.

By:	/s/ Harold Montgomery
Harold Montgomery
Chief Executive Officer

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was

Filed Separately With The Securities And Exchange Commission.

AMENDMENT NO. 3 TO RESIDUAL PURCHASE AGREEMENT

This Amendment No. 3 to Residual Purchase Agreement (this “Amendment”), dated June 30, 2011 (“Effective Date”), is between Calpian, Inc., a Texas corporation (“Purchaser”), and First Alliance Payment Processing, Inc., a Delaware corporation (“Seller”) and amends that certain Residual Purchase Agreement between Purchaser and Seller dated January 7, 2011 as amended by Amendment No. 1 and No. 2 thereto (as previously amended, the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to them in the Agreement.

RECITALS

A. Seller and Purchaser have entered into and consummated the transactions contemplated by the Agreement, and now wish to amend the Agreement.

B. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Agreement is hereby amended as follows:

Purchase and Sale of Residuals. Seller hereby exercises its right to sell additional Residuals pursuant to Exhibit I of the Agreement, and Purchaser hereby agrees to purchase such Residuals. To the extent of a conflict between the terms of Exhibit I of the Agreement and this Amendment, the provisions of this Amendment shall control. For consideration of $120,000 cash being paid and 10,000 shares of Purchaser’s restricted common stock being issued (subject to the terms below) concurrently with the execution of this Amendment, there is hereby added to the [* * *] under the Agreement a total of [* * *] of Residuals paid by NPC and such amount shall be included in the [* * *] for all purposes under the Agreement, for a total [* * *] of [* * *]. Seller shall instruct and have NPC’s acknowledgement to direct 100% of the residual stream to Buyer each month. Purchaser shall receive the payment for the increased amount of Purchased Residuals beginning with the payment received in the month of August 2011. The [* * *], as increased hereunder, shall be subject to all of the same conditions, covenants, representations and warranties as provided in the Agreement, including the representations and warranties set forth in Article V thereof. In addition, the additional Residuals shall be subject to [* * *] set forth in EXHIBIT G of the Agreement for a period of thirty six (36) months after acquisition of the additional Residuals. Seller and Purchaser also agree that the Agreement is hereby amended to increase the [* * *] with respect to the initial Residuals acquired thereunder from twenty four months after acquisition to thirty six months (36) months after acquisition. Buyer shall execute a Subscription Agreement prior to receiving the shares to be issued hereunder. In addition, in order to secure its [* * *] in connection with the newly purchased residuals, Seller does hereby grant Purchaser a security interest in and to the 10,000 additional shares of stock to be issued hereunder and Seller and Purchaser agree to enter into a stock pledge agreement in substantially the same form as already executed by the parties with respect to the security interest granted hereunder.

2. The remainder of the Agreement shall be unchanged by this Amendment.

Executed to be effective as of the Effective Date.

First Alliance Payment Processing, Inc.

/s/ Sandor Krizsan

By:	Sandor Krizsan

Its:	pres.

Calpian, Inc.

/s/ Harold Montgomery

By:	Harold Montgomery

Its:	CEO